Exhibit 15.1

Our refYCU/792101-000002/32097316v1

Lotus Technology Inc.

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

30 April 2025

Dear Sirs,

Lotus Technology Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to Lotus Technology Inc., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2024 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 5. Operating and Financial Review and Prospects—Taxation” in the Annual Report, as amended, and further consent to the incorporation by reference of our opinions under this heading into the Company’s Registration Statement No. 333-279130 on Form S-8.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP